Exhibit 10.40

LICENSE AND FEE AGREEMENT

This License and Fee Agreement (“Agreement’) is made and entered into effective as of November 10, 2010 (“Effective Date”), by and among Natural Alternatives International, Inc., a Delaware corporation (“NAI”), and Roger Harris (“Harris”), Mark Dunnett (“Dunnett”), and Kenny Johansson (“Johansson”). This Agreement is made with reference to the following facts:

RECITALS

A. NAI, Harris, Dunnett and Johansson are parties to that certain License Agreement effective as of April 28, 1997, as amended by that certain Amendment to License Agreement dated March 17, 2001, as further amended by that certain Second Amendment to License Agreement dated March 26, 2007, and as further amended by that certain Third Amendment to License Agreement effective as of March 3, 2009 (collectively, the “Prior License Agreement”).

B. Under the terms of the Prior License Agreement, Harris, Dunnett and Johansson licensed certain foreign and domestic patent rights to NAI and NAI agreed to make certain royalty payments to Harris, Dunnett and Johansson.

C. On or about July 8, 2010, certain assignments executed by Harris and Dunnett were recorded with the United States Patent and Trademark Office (“USPTO”) pursuant to which Harris and Dunnett assigned to NAI their entire right, title and interest in and to the following U.S. Patents, each entitled “Methods and Compositions for Increasing the Anaerobic Working Capacity in Tissues” or similar: U.S. Patent No. 5,965,596, U.S. Patent No. 6,172,098, U.S. Patent No. 6,426,361 and U.S. Patent No. 6,680,294 (collectively, the “Assignments”).

D. On or about June 2, 2010, a Quitclaim Assignment executed by Johansson was filed with the USPTO pursuant to which Johansson assigned and transferred to NAI all of his entire right, title and interest in and to each of the patents listed in Recital C above and certain other patents and patent rights (the “Quitclaim Assignment”).

E. Upon the recording of the Assignments and the Quitclaim Assignment with the USPTO, NAI became the owner of the patent rights previously licensed by Harris, Dunnett and Johansson to NAI under the Prior License Agreement.

F. NAI, Harris, Dunnett and Johansson now each desire to terminate the Prior License Agreement and to enter into this Agreement to provide for the license of certain patent rights by NAI to Harris, Dunnett and Johansson and, as consideration for the Assignments and the Quitclaim Assignment, the payment of certain fees by NAI to Harris, Dunnett and Johansson.

In consideration of the mutual covenants and obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and incorporating the foregoing recitals as if fully set forth below, and intending to be legally bound, the parties agree as follows:

AGREEMENT

1. Termination of Prior License Agreement. Upon the execution of this Agreement by each of NAI, Harris, Dunnett and Johansson, the Prior License Agreement shall be deemed terminated and of no further effect and the termination obligations set forth in Section 7.7 thereof are hereby waived.

2. Definitions. When used herein, the following terms have the following meanings (such definitions to be applicable to both the singular and plural forms of such terms):

2.1. “Biological Matter” means the materials, substances, organisms, components and products comprising Compound X, a substance used to enhance the work capacity of muscle, as further described in Exhibit A.

2.2. “Change in Control” shall mean any one or more of the following events: (i) any purchase from NAI or acquisition by any unaffiliated person or entity of a majority of the total outstanding voting securities of NAI, (ii) any merger, consolidation, business combination or similar transaction involving NAI, or (iii) any sale (other than in the ordinary course of business), exchange, transfer, acquisition or disposition, of substantially all of the assets of NAI.

2.3. “Derivative Matter” means any material, substance, organism, component, or product incorporating, derived from, developed from, based upon or made from, the Biological Matter.

2.4. “Field of Use” means use of the Biological Matter and Derivative Matter to treat organisms and animals but specifically excluding humans, dogs, horses and camels.

2.5. “Improvement” means any improvement, variation, modification, or derivative work of any Invention (whether or not patentable), works of authorship, or Know-how included in the Patent Rights.

2.6. “Invention” means the structure, materials, design, concepts, techniques and processes embodied in the Patent Rights.

2.7. “Know-how” means all technical and proprietary information owned by NAI and/or used by NAI relating to the Invention and Products, including all samples, sources of supply, documentation, proprietary processes, and other similar tangible and intangible information and property in NAI’s possession or control useful in the manufacture, use or sale of Products, including all trade secret rights therein.

2.8. “Net Receipts” means, except as otherwise set forth herein, the total amount of money or other consideration received or earned by NAI from the sale, lease, rental or other commercial disposition to any third party of Products, less any taxes, duties, tariffs or other governmental charges on the manufacture, use, transportation, sale, lease, rental or other commercial disposition of Products to the extent the same are itemized separately from the price charged by NAI to third parties for the Products.

2.9. “Patent Rights” means (i) the patents and patent applications identified in Exhibit B, and (ii) any continuations, continuations-in-part, divisionals, reissues, reexaminations, renewals, extensions and foreign counterparts of the patents and patent applications described in clause (i).

2.10. “Products” means any manufacture or composition of matter (i) made in accordance with or incorporating the teachings of any Invention and covered in whole or in part by any of the claims of the Patent Rights, or (ii) incorporating any Know-how, or (iii) incorporating or made from Biological Matter and/or Derivative Matter. For purposes of this Agreement, “manufacture” means to make or have made.

3. License.

3.1. License Grant. Subject to the terms and conditions of this Agreement, during the term of this Agreement, NAI hereby grants to Harris, Dunnett and Johansson a worldwide, fully-paid, royalty-free license under the Patent Rights and Know-how to (i) manufacture, use, offer for sale, sell, lease, rent or otherwise commercially dispose of Products solely within the Field of Use, or (ii) to the extent not within the Field of Use, manufacture and use Products solely for each of their own personal use and consumption (the “Licensed Rights”). The license granted under Section 2.1(i) is exclusive unless otherwise agreed by NAI, Harris, Dunnett and Johansson.

3.2. Grant of Certain Additional Licenses by NAI. Harris, Dunnett and Johansson shall have the right of prior approval to the extent NAI wishes to license any of the Patent Rights and Know-how to a third party to manufacture, use, offer for sale, sell, lease, rent or otherwise commercially dispose of Products using the Biological Matter and Derivative Matter to treat dogs, horses or camels. NAI shall provide a copy of any such proposed license to Harris, Dunnett and Johansson at least fifteen (15) days in advance and if Harris, Dunnett and Johansson do not object within such fifteen (15) day period, their approval shall be deemed to have been given. Notwithstanding such approval rights, nothing herein shall be construed as granting a license or any other rights to Harris, Dunnett and Johansson with respect to Products to treat dogs, horses or camels, such rights being exclusively reserved to NAI.

3.3. Reservation of Rights and Ownership of Rights by NAI. Harris, Dunnett and Johansson each acknowledge, understand and agree that except for the specific Licensed Rights granted to them under this Agreement, NAI has, maintains and reserves for itself the exclusive rights, title and interest in and to all of the Patent Rights and Know-how and may use such rights for, among others, the manufacture, use, offer for sale, sale, lease, rental or other commercial disposition of Products. Harris, Dunnett and Johansson each further acknowledge, understand and agree that the Patent Rights and Know-how are and will remain the sole and exclusive property of NAI. Except as otherwise permitted herein, Harris, Dunnett and Johansson will not take any action inconsistent with NAI’s ownership of the Patent Rights and Know-how. Harris, Dunnett and Johansson will not contest or aid others in contesting the validity, enforceability, or NAI’s ownership of the Patent Rights and Know-how.

3.4. No Implied Licenses. Except as expressly provided in this Agreement, nothing contained in this Agreement is intended to confer by implication, estoppel, or otherwise, upon Harris, Dunnett or Johansson or any other party, a license or rights in any intellectual property rights of NAI.

3.5. Permits. Harris, Dunnett and Johansson shall be responsible for obtaining, at their cost, any permits, licenses, authorizations or approvals required or necessary by any government or other entity in connection with or required for the use of their Licensed Rights.

3.6. Transferability. Harris, Dunnett and Johansson may sublicense, transfer or assign to any third party the Licensed Rights granted to them under Section 2(i) of this Agreement with prior notice to NAI; provided, however, that any sublicense, transfer or assignment to a competitor of NAI shall require the prior approval of NAI, which approval shall be in its sole and absolute discretion. The Licensed Rights granted under Section 2(ii) are not sublicensable, transferable or assignable.

3.7. Marking Requirement. Harris, Dunnett and Johansson agree to mark any Products made by them or on their behalf under the Licensed Rights with all applicable patent numbers under which such Products were made in compliance with 35 U.S.C. §287(a). Such marking shall be directly applied to the Products, or when, from the character of the Products the marking cannot be directly applied to the Products, by fixing to the Products or their packaging a label containing a like marking.

3.8. Trademarks and Corporate Name. Harris, Dunnett and Johansson agree that they will not, without NAI’s prior written consent, (i) use any trade name, trademark, trade device, service mark, symbol or other identification owned by NAI, or any abbreviation, contraction or simulation thereof, or (ii) represent (directly or indirectly) that any Product made by them or on their behalf under the Licensed Rights is a Product of NAI, or is made in accordance with or utilizes any materials, information or documentation of NAI; provided, however, that such Products may be marked with a notice that such products are made under a license from NAI.

4. Fees.

4.1. Patent Fees. NAI shall pay all costs and fees required to obtain and maintain the Patent Rights.

4.2. Fees Due in Connection with Product Sales. During the term of this Agreement, and except as otherwise set forth herein, NAI agrees to pay to Harris, Dunnett and Johansson, or their respective designees, a fee equal to a percentage of the annual cumulative Net Receipts as set forth below, as applicable, on any sale, lease, rental or other commercial disposition (for purposes hereof, a “sale”) of Products by NAI to a third party. For purposes of determining the applicable percentage rate to be used in calculating the fee due, Net Receipts shall be reset to $0 each year on the first day of NAI’s fiscal year.

Sales of Products made, used in or imported into any country where the Patent Rights are formally recognized by the relevant legal authorities		Sales of Products made, used in or imported into any country where the Patent Rights are not, or are no longer, formally recognized by the relevant legal authorities
Annual Cumulative Net Receipts (in U.S. dollars)%		Annual Cumulative Net Receipts (in U.S. dollars)%
Less than $1 million	6.0	Less than $1 million	2.50
$1 million but less than $2.5 million	5.0	$1 million but less than $2.5 million	2.25
$2.5 million but less than $5 million	4.5	$2.5 million but less than $5 million	2.00
$5 million to $10 million	4.0	$5 million to $10 million	1.75
Greater than $10 million	3.5	Greater than $10 million	1.50

4.3. License Fees. Harris, Dunnett and Johansson each acknowledge and agree that NAI may:

4.3.1. Enter into certain manufacturing or similar agreements with one or more third parties pursuant to which NAI agrees to grant a license of its Patent Rights and Know-how to such third party in exchange for the right of NAI to manufacture and/or package Products developed by such third party pursuant to such license. In such event, NAI agrees to pay Harris, Dunnett and Johansson a fee at the rates set forth in Section 4.2; provided, however, that for such purpose “Net Receipts” shall mean the gross invoice amount billed by NAI to such third party and received by NAI for such manufacturing and/or packaging services less shipping and storage costs, the cost of any required governmental authorizations and outside laboratory testing, research costs and returns, discounts, allowances and rebates.

4.3.2. Enter into agreements with one or more third party suppliers or distributors of raw materials used in Products pursuant to which NAI agrees to grant a license of its Patent Rights and Know-how to such third party’s customers in consideration for the payment of certain license fees to NAI by such third party supplier or distributor. In such event, from any license fees actually received by NAI, NAI agrees to pay Harris, Dunnett and Johansson a fee at the rates set forth in Section 4.2; provided, however, that for such purpose “Net Receipts” shall mean the aggregate gross sales price charged by such third party supplier or distributor to its customers for the sale and purchase of such raw materials less all applicable cash discounts, sales discounts and returns.

4.3.3. Enter into license or similar agreements other than of the type described in Sections 4.3.1 and 4.3.2 and from any royalties actually received by NAI from such licensees for the sale of Products, NAI shall pay Harris, Dunnett and Johansson an amount equal to 50% of the sum that NAI would otherwise have paid in fees under Section 4.2 if NAI had directly made such sales.

4.4. Payment. The fees set forth in Section 4.2 and 4.3.1 on the sale of Products are earned on the earlier of (i) the day on which NAI ships the Products to a distributor or customer, or (ii) the day on which NAI invoices the Products. Each fee payment to Harris, Dunnett and Johansson must be paid within 30 days after the end of each calendar quarter in which the fee is earned. Except as set forth in Sections 4.3.1 and 4.3.2, fees earned on Products for which refunds, credits or allowances are given or made by NAI shall be credited against future fees due to Harris, Dunnett and Johansson. Fees shall be paid in U.S. dollars. For sales of Products made by NAI in other currencies, the Net Receipts shall be converted to U.S. dollars in accordance with the exchange rates published in the Wall Street Journal at the end of the respective fee period. Notwithstanding anything herein to the contrary, NAI, at its election, may elect to pay any fee payment due Harris, Dunnett and Johansson hereunder by paying one-third (1/3) of such fee payment directly to each of Harris, Dunnett and Johansson or to such other person or entity as Harris, Dunnett or Johansson may instruct NAI as to their respective portion of any fee payment.

4.5. No Reductions. NAI’s obligations to make the payments set forth in this Section 4 shall be exclusive of, and shall not be reduced or offset by, any charges now or hereafter imposed on the manufacture, use, transportation, sale, lease, rental or other commercial disposition of the Products, such as (i) shipping or insurance charges, (ii) taxes of any nature (including, but not limited to, withholding taxes) imposed by any taxing jurisdiction within or outside the United States, and/or (iii) duties or tariffs, except as otherwise set forth or provided for in the applicable definition of Net Receipts. Any such charges shall be borne by, and shall be the sole responsibility of, NAI.

4.6. Statements. With each fee payment under this Section 4, NAI shall submit to Harris, Dunnett and Johansson a statement of: (i) the number of sales of Products from all sources during the applicable period, (ii) the total of the Net Receipts during the applicable period, and (iii) a computation of the fee payment.

4.7. Licensee Statements. Once each year, NAI shall forward to Harris, Dunnett and Johansson a copy of any reports received by NAI for its licensees during the previous 12-month period reasonably necessary for conducting a fee accounting of such licensees.

4.8. Interest. If any fee to be paid by NAI pursuant to this Section 4 becomes delinquent, any such delinquent amount shall bear interest until paid in full, including payment of such interest. The interest will be compounded annually and will accrue at the lesser of (i) the highest annual rate allowed under applicable law at the time the outstanding amount becomes delinquent, or (ii) 0.0005 multiplied by the outstanding amount per day of delinquency.

4.9. Inspection. NAI agrees to keep or have kept separate and adequately detailed accounting records of all sales of Products by NAI, and all sales reports received by NAI for its licensees. Such accounting records shall be kept for a minimum of two years. During the term of this Agreement and for one year thereafter, Harris, Dunnett and Johansson or their agents shall have the right to inspect the relevant accounting records of NAI to verify the accuracy of the fees paid or payable by NAI to Harris, Dunnett and Johansson. All inspected information shall be kept in confidence from third parties. Harris, Dunnett and Johansson must give at least 10 days’ prior written notice to NAI before any inspection, and may not inspect more than twice in any 12 month period. All inspections must be during NAI’s ordinary business hours, and shall be conducted so as to not unreasonably interfere with normal business activities. If any inspection discloses that the amount of fees paid to Harris, Dunnett and Johansson was incorrect in the favor of either NAI or Harris, Dunnett and Johansson, then any amount due to a party must be paid within 10 days by the other party or parties from whom such amount is owed. If the inspection demonstrates that the fees paid for the period in question were less than 95% of the correct amount owed, NAI shall be liable to Harris, Dunnett and Johansson for the cost of inspection. Otherwise, Harris, Dunnett and Johansson shall be solely responsible for the cost of any inspection.

5. Improvements.

5.1. Ownership of Improvements. As between NAI and Harris, Dunnett and Johansson, NAI will exclusively own all Improvements, including all intellectual property rights therein. Within ten (10) business days after the end of any calendar year, Harris, Dunnett and Johansson will notify NAI in writing if any Improvement has been created, conceived, made, developed, reduced to practice, or invented by Harris, Dunnett and Johansson during such calendar year and provide a written description of such Improvement.

5.2. License Grant in Improvements. NAI hereby grants to Harris, Dunnett and Johansson a license to all Improvements commensurate in scope with, and not any broader than, the Licensed Rights granted under this Agreement.

5.3. Assignment of Improvements. Harris, Dunnett and Johansson hereby irrevocably and unconditionally grant, convey, assign, and transfer to NAI any and all rights and interest Harris, Dunnett and Johansson may have in the Improvements, including all intellectual property rights therein, including the right to sue and recover damages for past, present, and future infringement or misappropriation thereof.

5.4. Unassignable Intellectual Property Rights. If Harris, Dunnett and Johansson have any intellectual property rights in any Improvements that cannot be assigned to NAI as a matter of law (“Unassignable IP Rights”), Harris, Dunnett and Johansson grant to NAI an exclusive (without reservation), irrevocable, perpetual, worldwide, transferable, fully-paid, and royalty-free license, with the right to sublicense, under the Unassignable IP Rights: to (i) use, make, have made, sell, offer to sell, or import any Product; (ii) use any process in manufacturing any Product; (iii) use any method or process, or otherwise practice any invention, method, or technology embodied in such Improvements; (iv) reproduce, create derivative works of, distribute, publicly display, and publicly perform any copyrighted work included in such Improvements; and (v) otherwise exploit such Improvements in every conceivable manner, subject in all cases to the Licensed Rights granted by NAI to Harris, Dunnett and Johansson pursuant to the terms of this Agreement.

5.5. Cooperation. Harris, Dunnett and Johansson agree to perform, without charge to NAI, all acts reasonably necessary to permit and assist NAI in perfecting and enforcing the full benefits, enjoyment, rights, and title throughout the world in all Improvements and the intellectual property rights therein assigned or licensed to NAI under Section 5.3 or Section 5.4. Such acts may include execution of documents and assistance or cooperation in the registration and enforcement of applicable intellectual property rights or other legal proceedings, including providing documents and materials in the possession or control of Harris, Dunnett or Johansson.

5.6. Attorney-In-Fact. If NAI is unable for any reason to obtain a signature of Harris, Dunnett or Johansson on any document necessary to perfect the conveyance, assignment, license, or transfer to NAI of any Improvements or any intellectual property right therein, Harris, Dunnett and Johansson hereby irrevocably designate and appoint NAI and its duly authorized officers and agents as agent and attorney-in-fact of Harris, Dunnett and Johansson, which appointment is coupled with an interest and is provided in connection with the assignment and the grant of the licenses contemplated hereby, to act for and on behalf of Harris, Dunnett and Johansson to execute, verify, and file any documents and to perform all other lawfully permitted acts to further the purpose of this Section 5 with the same legal force and effect as if executed by Harris, Dunnett and Johansson.

6. Prosecution and Enforcement.

6.1. Prosecution. NAI will have sole control over the filing, prosecution, and maintenance (collectively, “Prosecution”) of the Patent Rights. During the term of this Agreement, NAI agrees to use commercially reasonable efforts to maintain and protect the Patent Rights, to make any necessary filings, and to pay any necessary fees or other amounts due with respect thereto.

6.2. Enforcement. Harris, Dunnett and Johansson will promptly notify NAI in writing upon becoming aware of any known or suspected infringement or other improper use of any Patent Rights or Know-how. Such notice will include the identity of the third party or parties known or suspected to have infringed the Patent Rights or Know-how and any available information that is relevant to such infringement. NAI will have sole control over enforcement and defense of all Patent Rights and Know-how in all fields including the Field of Use. If NAI asserts or files any claim (including counterclaims), suit, or action (a “Claim”) against any third party based upon alleged infringement of any Patent Rights or Know-how, Harris, Dunnett and Johansson will cooperate with NAI, at NAI’s request and expense, in litigating or settling such Claim, including joining NAI as a party to any such suit or action. Until NAI has recovered all of its costs, disbursements and expenses, including attorneys’ fees, incurred in connection with a Claim, NAI will be entitled to all damages awarded as a result of or agreed to in a monetary settlement of any such Claim, and thereafter, 10% of any remaining amount awarded shall be paid to Harris, Dunnett and Johansson.

7. Term and Termination.

7.1. Term. The term of this Agreement shall commence on the Effective Date and continue until the expiration date of the last to expire of the patents within the Patent Rights.

7.2. Termination.

7.2.1. NAI, at its option, may immediately terminate this Agreement and all rights and licenses granted under this Agreement if any of Harris, Dunnett or Johansson default in the performance of any material obligation and if the default has not been remedied within 30 days after written notice by NAI to Harris, Dunnett and Johansson describing the default.

7.2.2. Harris, Dunnett and Johansson, at their option, may immediately terminate this Agreement upon 10 days’ prior written notice to NAI, in the event that (i) NAI ceases to function as a going concern, other than as a result of a Change in Control, or (ii) NAI files (or has filed against it) a petition in bankruptcy or any petition seeking any reorganization, liquidation, dissolution or similar relief under any state or federal law relating to insolvency or relief for debtors, or any trustee, receiver or custodian is appointed with respect to all or a substantial part of the assets of NAI or NAI makes a general assignment for the benefit of creditors; provided, however, that this Agreement may not be terminated if NAI becomes a party to involuntary bankruptcy proceedings which are discharged or denied within 60 days. If an event described in 7.2.2(i) or (ii) occurs and Harris, Dunnett and Johansson exercise their termination right, upon request by Harris, Dunnett and Johansson, NAI agrees to use commercially reasonable efforts to cause all of NAI’s rights, title and interest in and to the Patent Rights and Know-how to be assigned to Harris, Dunnett and Johansson.

7.2.3. Within 30 days after any termination of this Agreement, NAI shall pay all fees owed to Harris, Dunnett and Johansson pursuant to Section 4 of this Agreement as of the date of termination to Harris, Dunnett and Johansson, and provide an accounting for the final period.

7.3. Effect of Termination. Upon termination of this Agreement in accordance with Section 7.2.1: (a) all licenses granted by NAI to Harris, Dunnett and Johansson under this Agreement will be immediately revoked; and (b) Harris, Dunnett and Johansson will immediately cease all activities performed under such licenses.

7.4. Survival. Upon termination, Sections 2, 3.3, 3.4, 5.1, 5.3, 5.4, 5.5, 5.6, 7.3, 8, and 9 shall survive.

8. Representations, Warranties and Disclaimers.

8.1. Power and Authority. As of the Effective Date, each party represents and warrants that it has full right, power, and authority to enter into this Agreement, to perform its obligations and duties under this Agreement, and that the performance of such obligations and duties does not and will not conflict with or result in a breach of any other agreements of such party or any judgment, order, or decree by which such party is bound.

8.2. Additional Representations of Harris, Dunnett and Johansson. Harris, Dunnett and Johansson each represent and warrant to NAI that (i) all Products used, manufactured, sold, or otherwise commercially disposed of by Harris, Dunnett or Johansson pursuant to the Licensed Rights will be of the best quality and will be free of defects in materials and workmanship; and (ii) the Products and the manufacture, sale, marketing and distribution of such Products pursuant to the Licensed Rights will comply with the terms of this Agreement, including, without limitation, the product labeling requirements, and all applicable international, federal and state laws governing and/or related thereto as in effect from time to time.

8.3. Specific Disclaimers by NAI. Nothing in this Agreement will be construed as giving rise to:

8.3.1. a warranty or representation by NAI as to the validity, enforceability, or scope of any Patent Rights or Know-how;

8.3.2. a warranty or representation by NAI that using, making, manufacturing, selling, or otherwise commercially disposing of any Product pursuant to the Licensed Rights will not infringe, directly or indirectly, any patent or other intellectual property rights of any third party under the laws of the United States or any other jurisdiction; or

8.3.3. a warranty or representation by NAI that any pending application included in the Patent Rights will issue as patents.

8.3.4. THE EXPRESS WARRANTIES SET FORTH IN SECTION 8.1 ARE THE ONLY WARRANTIES MADE BY NAI IN CONNECTION WITH THIS AGREEMENT AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY.

8.4. Indemnity. Harris, Dunnett and Johansson each agree to defend, indemnify and hold NAI, its subsidiaries and affiliates and their respective officers, directors, agents and employees harmless from and against any and all claims, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) directly or indirectly arising from or relating to (i) any breach of this Agreement by Harris, Dunnett or Johansson, including any breach of the representations and warranties made by them, (ii) any activities relating to, concerning, or based on the manufacture, sale, distribution or other commercial disposition of Products pursuant to the Licensed Rights, or (iv) any claims or causes of action relating to product liability or for injury to property or person arising from any defects in Products manufactured, sold, distributed or otherwise commercially disposed of pursuant to the Licensed Rights. NAI will have the right to participate in the defense of such claim with its own counsel. No settlement of a claim will be binding on NAI without NAI’s prior written consent. In no event shall NAI be liable for any indirect, special, incidental or consequential damages (including, without limitation, damages for loss of profits or expected savings or other economic losses, or for injury to persons or property) arising out of or in connection with this Agreement or its subject matter regardless of whether NAI knows or should know of the possibility of such damages. The foregoing exclusions and limitations shall apply to all claims and actions of any kind, whether based on contract, tort (including but not limited to negligence), or any other grounds.

9. General.

9.1. Assignment. Subject to Section 3.6, this Agreement may be assigned by the parties and shall inure to the benefit of and be binding upon all of the parties to this Agreement and their respective successors and assigns.

9.2. Entire Agreement. This Agreement and any exhibits hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement supersedes and replaces all prior or contemporaneous understandings, negotiations, commitments, writings and agreements between the parties hereto, whether written or oral, express or implied, with respect to its subject matter. Each party to this Agreement acknowledges that no representations, warranties, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein.

9.3. Severability. If any provision of this Agreement is held invalid, illegal or unenforceable for any reason by any court of competent jurisdiction (or, if applicable, an arbitrator), the remaining provisions of this Agreement shall not be affected and shall remain in full force and effect, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained in this Agreement. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.

9.4. No Implied Waivers; Amendment. No waiver of any term, provision or condition of this Agreement in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties.

9.5. Attorneys’ Fees. If any arbitration or legal proceeding is brought for the enforcement of this Agreement, or because of an alleged breach, default or misrepresentation in connection with any provision of this Agreement or other dispute concerning this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees incurred in connection with such arbitration or legal proceeding. The term “prevailing party” shall mean the party that is entitled to recover its costs in the proceeding under applicable law, or the party designated as such by the court or the arbitrators.

9.6. Arbitration. Any dispute, controversy or claim arising from, out of or in connection with or relating to this Agreement or any breach or alleged breach of this Agreement, will upon the request of any party involved be submitted to any private arbitration service utilizing former judges as mediators and approved by the parties. The dispute once submitted shall be settled by binding arbitration conducted in San Diego, California (or at any other place or under any other form of arbitration mutually acceptable to parties involved). The single arbitrator shall follow and apply the federal rules of evidence and the applicable local federal rules governing discovery in the arbitration. Any award rendered shall be final, binding and conclusive upon the parties and shall be non-appealable, and a judgment thereon may be entered in the highest state or federal court of the forum having jurisdiction. Subject to Section 9.5, the expenses of the arbitration shall be borne equally by the parties to the arbitration provided that each party shall pay for and bear the cost of its own experts, evidence and attorneys’ fees, except that in the discretion of the arbitrator, any award may include the costs, fees and expenses of a party’s attorney.

9.7. Governing Law. The laws of the state of California (without giving effect to its conflicts of laws principles) govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including without limitation, its validity, interpretation, construction, performance, and enforcement. Any action or proceeding arising out of or relating to this Agreement or arising out of or in any manner relating to the relationship between the parties shall only be brought in the state or federal courts in the County of San Diego, California, and each of the parties hereto submits to the personal jurisdiction of such court (and of the appropriate appellate courts wherever located) in any such action or proceeding, and selects the courts in the County of San Diego, California for proper venue in any such action or proceeding.

9.8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or other electronic means shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

9.9. Construction. The captions and headings contained in this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof. Each party acknowledges that such party, after negotiation, has reviewed and revised this Agreement. The terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto.

9.10. Relationship of the Parties. The terms and provisions of this Agreement shall not in any respect be construed to constitute any party as the agent, employee, partner or joint venturer of the other. Nothing contained in this Agreement shall be deemed to confer any right or benefit on any person who is not a party to this Agreement.

9.11. Further Assurances. The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

9.12. Notice. All notices, consents, waivers and other communications required or permitted under this Agreement must be in writing and will be deemed to have been given by a party (a) when delivered by hand; (b) one day after deposit with a nationally recognized overnight courier service; or (c) five days after deposit in the United States mail, if sent by certified mail, return receipt requested; in each case costs prepaid and, if to NAI, to the following address and marked to the attention of the person (by name or title) designated below, or if to Harris, Dunnett or Johansson, to the address designated below their respective signatures on the signature page hereto (or to such other address or person as a party may designate by notice to the other parties).

If to NAI:

Natural Alternatives International Inc.

1185 Linda Vista Drive

San Marcos, CA 92078

Attn: Chief Executive Officer

Telephone: (760) 736-7742

9.13. Remedy. Each party acknowledges and agrees that any actual or threatened breach of Sections 3.1, 5.2 and 9.14 by the other party will constitute immediate and irreparable harm to NAI for which monetary damages would be an inadequate remedy and that injunctive relief is an appropriate remedy for such breach.

9.14. Confidential Information. The parties acknowledge that certain information that has been or may be disclosed by the parties in connection herewith is considered confidential by the disclosing party. The parties agree that they shall not, without the prior written consent of the other party, disclose any Confidential Information of the other party, to any person other than such party’s attorneys, consultants, accountants, lenders, investors, governmental bodies or agencies, and any other persons who need such information in connection with the performance of the obligations under this Agreement. Disclosure of Confidential Information is not precluded if such disclosure is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; provided that the recipient of the Confidential Information will first give notice to the disclosing party and make a reasonable effort to obtain a protective order requiring that the Confidential Information be disclosed only for the limited purposes for which the order was issued. A party hereto who is the recipient of Confidential Information from the other party shall use such Confidential Information only for the limited purpose for which it was disclosed. The parties acknowledge that money damages for a breach under this Section 9.14 may be inadequate and that either party shall be entitled to seek specific enforcement of this provision.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Natural Alternatives International, Inc.,

a Delaware corporation

By:	/s/ Mark LeDoux
Mark LeDoux, Chief Executive Officer

/s/ Roger Harris
Roger Harris

Address:

/s/ Mark Dunnett
Mark Dunnett

Address:

/s/ Kenny Johansson
Kenny Johansson

Address: